PGIM Core Short-Term Bond Fund
PGIM Core Ultra Short Bond Fund
Formerly, Prudential Core Short-Term Bond Fund and Prudential Core Ultra Short Bond Fund
PROSPECTUS — March 29, 2018 (As reissued June 14, 2018)
For Institutional Clients
The Funds issue shares only in private placement transactions in accordance with Regulation D or other applicable exemptions under the Securities Act of 1933, as amended (Securities Act). The Prospectus and the related Statement of Additional Information are not an offer to sell, or a solicitation of any offer to buy, any security to the public within the meaning of the Securities Act. In addition, there shall be no sale of the shares referred to herein in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.
To enroll in e-delivery, go to pgiminvestments.com/edelivery

3	ABOUT THE FUNDS
4	HOW THE FUNDS INVEST
4	INVESTMENT OBJECTIVES AND POLICIES
7	Principal Risks
9	OTHER INVESTMENTS AND STRATEGIES
10	INVESTMENT RISKS
16	HOW THE FUNDS ARE MANAGED
16	BOARD OF Trustees
16	MANAGER
16	INVESTMENT SUBADVISER
17	PORTFOLIO MANAGERS
17	DISTRIBUTOR
17	DISCLOSURE OF PORTFOLIO HOLDINGS
18	FUND DISTRIBUTIONS AND TAX ISSUES
18	DISTRIBUTIONS
18	TAX ISSUES
19	HOW TO BUY AND SELL FUND SHARES
20	FREQUENT PURCHASES AND REDEMPTIONS OF FUND SHARES

ABOUT THE FUNDS
INTRODUCTION
This prospectus provides information about the PGIM Core Short-Term Bond Fund (Short-Term Bond Fund) and the PGIM Core Ultra Short Bond Fund (Ultra Short Bond Fund), each a series of Prudential Investment Portfolios 2 (PIP 2).
Shares of Short-Term Bond Fund and Ultra-Short Bond Fund (each a Fund, and together, the Funds) are available for purchase only by investment companies managed by PGIM Investments LLC (PGIM Investments) and certain investment advisory clients of PGIM, Inc. (PGIM), in accordance with applicable provisions of the Investment Company Act of 1940, as amended (1940 Act), and the rules and regulations of the Securities and Exchange Commission (the Commission) under the 1940 Act. Purchasers of shares of the Funds must be eligible to rely on an Order issued by the Commission that permits their investment in the Funds. The Funds are managed in compliance with the terms and conditions of the Order.
Shares of the Funds have not been registered under the Securities Act of 1933, as amended (Securities Act), or the securities laws of any state. The Funds issue their shares only in private placement transactions in accordance with Regulation D or other applicable exemptions under the Securities Act. This prospectus and the related Statement of Additional Information are not an offer to sell, or a solicitation of any offer to buy, any security to the public within the meaning of the Securities Act.
Shares of the Funds are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act. Shares may be redeemed only in accordance with the procedures set forth in this prospectus and the related Statement of Additional Information.

HOW THE FUNDS INVEST
INVESTMENT OBJECTIVES AND POLICIES
Short-Term Bond Fund
The investment objective of the Fund is income consistent with relative stability of principal. This means the Fund seeks investments that will provide a high level of current income, but which are expected to experience minimal fluctuations in value. Under normal circumstances, the Fund invests at least 80% of its investable assets in money market obligations, bonds and other fixed income debt obligations such as US Government securities (US Treasury bills, notes and bonds), mortgage-backed securities, asset-backed securities, foreign securities and other short-term debt obligations. The Fund’s investment objective is not a fundamental investment policy, which means that it can be changed with the approval of the Fund’s Board of Trustees (the Board), but without shareholder approval.
In managing the Fund’s assets, the subadviser uses a combination of top-down economic analysis and bottom up research in conjunction with proprietary quantitative models and risk management systems. In the top down economic analysis, the subadviser develops views on economic, policy and market trends by continually evaluating economic data that affect the movement of markets and securities prices. This top-down macroeconomic analysis is integrated into the subadviser’s bottom-up research which informs security selection.
In its bottom up research, the subadviser develops an internal rating and outlook on issuers. The rating and outlook is determined based on a complete review of the financial health and trends of the issuer, which include a review of the composition of revenue, profitability, cash flow margin, and leverage. The subadviser may also consider factors such as yield, spread and potential for price appreciation as well as credit quality, maturity and risk. The subadviser may also utilize proprietary quantitative tools to support relative value trading and asset allocation for portfolio management as well as various risk models to support risk management.
The Fund will invest at least 65% of its total assets in debt obligations with a remaining average life of three years or less. For purposes of this percentage limitation, the investments may include obligations that have stated maturities in excess of three years, but which have a remaining average life (weighted average duration) not exceeding three years.
The money market obligations that the Fund may purchase will be rated in one of the two highest quality rating categories by a nationally recognized statistical rating organization (NRSRO), such as Moody's Investors Service, Inc. (rated at least MIG-2 or P-2) or S&P Global Ratings (rated at least SP-1 or A-2). For bonds and other fixed income debt obligations, the Fund may purchase only obligations that are rated as “investment grade” by an NRSRO. This means that the obligation has received one of the four highest ratings by an NRSRO. In the event that a security receives different ratings from different NRSROs, the Fund will treat the security as being rated in the highest rating category received from an NRSRO. The Fund may also invest in instruments that are not rated, but which the investment subadviser believes are of comparable quality to the instruments described above.
From time to time the investment subadviser may invest up to 35% of the Fund's total assets in debt obligations with remaining maturities in excess of three years. These obligations may offer higher interest rates, but may also be more sensitive to interest rate changes, which means that the NAV per share of shares of the Fund may be more susceptible to principal fluctuations.
A money market obligation is an obligation that matures in 397 days or less in accordance with the requirements of Rule 2a-7 under the 1940 Act. A mortgage-backed security is a security that is backed by mortgage obligations. Investors in these securities receive payments of interest, principal or both interest and principal on the underlying mortgages. An asset-backed security is a loan, note or other investment that pays interest based upon the cash flow of a pool of assets, such as mortgages, loans and credit card receivables. Certificates of deposit, time deposits and bankers' acceptances are obligations issued by or through a bank. These instruments depend upon the strength of the borrowing bank to give investors comfort that the borrowing will be repaid when promised.

Debt obligations in general, including those listed above and any others that the Fund may purchase, are basically written promises to repay a debt. Among the various types of debt securities the Fund may purchase, the terms of repayment may vary, as may the commitment of other parties to honor the obligations of the issuer of the security. The Fund may purchase securities that include demand features, which allow the Fund to demand repayment of a debt obligation before the obligation is due or “matures.” This means that longer-term securities can be purchased because of the subadviser’s expectation that the Fund will be able to demand repayment of the obligation at an agreed-upon price within a relatively short period of time.
The Fund may also invest in other debt obligations issued or guaranteed by the US Government and government-related entities. Some of these debt securities are backed by the full faith and credit of the US Government, like obligations of the Government National Mortgage Association (GNMA or “Ginnie Mae”). Debt securities issued by other government entities, like obligations of the Federal National Mortgage Association (FNMA or “Fannie Mae”) and the Federal Home Loan Mortgage Corporation (FHLMC or “Freddie Mac”), are not backed by the full faith and credit of the US Government. However, these issuers have the ability to borrow limited amounts from the US Treasury to help meet their obligations. In contrast, the debt securities of other government-related issuers, like the Farm Credit System, depend entirely upon their own resources to repay their debt and are subject to the risk of default like private issuers.
Foreign securities and foreign markets involve additional risk. Foreign laws and accounting standards typically are not as strict as they are in the US. Foreign fixed income and currency markets may be less stable than US markets. Changes in the exchange rates of foreign currencies can affect the value of foreign assets.
For more information, see “Investment Risks” below and “Description of the Funds, Their Investments and Risks” in the Statement of Additional Information (SAI). The SAI contains more information about the Fund.
Ultra Short Bond Fund
The investment objective of the Fund is current income consistent with the preservation of capital and the maintenance of liquidity. This means the Fund seeks investments that will provide a high level of current income. The Fund’s investment objective is not a fundamental investment policy, which means that it can be changed with the approval of the Fund’s Board, but without shareholder approval. The Fund is not a money market fund that operates in compliance with amended Rule 2a-7 under the 1940 Act, and does not hold itself out as such. Its net asset value will fluctuate.
In managing the Fund’s assets, the subadviser uses a combination of top-down economic analysis and bottom up research in conjunction with proprietary quantitative models and risk management systems. In the top down economic analysis, the subadviser develops views on economic, policy and market trends by continually evaluating economic data that affect the movement of markets and securities prices. This top-down macroeconomic analysis is integrated into the subadviser’s bottom-up research which informs security selection.
In its bottom up research, the subadviser develops an internal rating and outlook on issuers. The rating and outlook is determined based on a complete review of the financial health and trends of the issuer, which include a review of the composition of revenue, profitability, cash flow margin, and leverage. The subadviser may also consider factors such as yield, spread and potential for price appreciation as well as credit quality, maturity and risk. The subadviser may also utilize proprietary quantitative tools to support relative value trading and asset allocation for portfolio management as well as various risk models to support risk management.
The Fund invests in a diversified portfolio of short-term debt obligations issued by the US Government, its agencies and instrumentalities, as well as commercial paper, asset-backed securities, funding agreements, variable rate demand notes, bills, notes and other obligations issued by banks, corporations and other companies (including trust structures), obligations issued by foreign banks, companies or foreign governments, and municipal bonds and notes.
The Fund seeks to invest in securities that present minimal credit risk. The Fund invests in securities that are (1) rated in one of the two highest short-term rating categories by at least two NRSROs (or if only one NRSRO has rated the security, as rated by that NRSRO); or (2) if unrated, of comparable quality in the subadviser’s judgment (“high-quality” investments). Securities rated in the highest short-term rating category by at least two NRSROs (or if only one NRSRO has rated the security, as rated by that NRSRO) or, if unrated, of comparable quality in the subadviser's judgment, are referred to as “first tier securities.” Securities rated in the second-highest category by at least two NRSROs (or if only one NRSRO has rated the security, as rated by that NRSRO) or, if unrated, of comparable quality in the subadviser's judgment, are referred to as “second tier securities.”
The Fund invests in securities maturing in 397 days or less or in longer-term securities that are accompanied by demand features that will shorten the effective maturity of the securities to 397 days or less or in floating rate or variable rate government/agency securities where the variable rate of interest is adjusted no less frequently than every 397 calendar days (“short-duration” investments).
The Fund (i) maintains a dollar-weighted average portfolio of 60 calendar days or less and (ii) a dollar-weighted average life (portfolio maturity measured without reference to any maturity shortening provisions) of 120 calendar days or less.
The Fund may invest up to 100% of total assets in high-quality short-duration investments, as defined above, of all types. The Fund may invest up to 100% of total assets in U.S. dollar-denominated foreign securities. The Fund will attempt to maintain daily portfolio liquidity of 10% of total assets and weekly portfolio liquidity of 30% of total assets. Specifically, the Fund will attempt to hold at least 10% of its total assets in “daily liquid assets” and at least 30% of its total assets in “weekly liquid assets.” Daily liquid assets include cash (including demand deposits), direct obligations of the US Government and securities (including repurchase agreements) that will mature or are subject to a demand feature that is exercisable and payable within one business day. Weekly liquid assets include cash (including demand deposits), direct obligations of the US Government, agency discount notes with remaining maturities of 60 days or less, and securities (including repurchase agreements) that will mature or are subject to a demand feature that is exercisable and payable within five business days. In addition the Fund may invest up to 5% of its total assets in the securities of any one first tier issuer (although the Fund may invest up to 25% of total assets in first tier securities of an issuer for a period of up to three business days) and may invest up to 3% of its total assets in second tier securities, with additional restrictions of 0.5% of total assets per single issuer of second tier securities and such second tier securities having a final maturity not exceeding 45 days. The Fund invests no more than 10% of assets in securities issued by or subject to demand features or guarantees from the institution that issued the demand feature or guarantee, with a limit of 2.5% of assets for securities rated in the second highest rating category by an NRSRO issued by or subject to demand features or guarantees from the institution that issued the demand feature or guarantee. The Fund may purchase debt securities that include demand features. The Fund may purchase floating rate and variable rate securities. The Fund may invest in loans arranged through private negotiations between a corporation as the borrower and one or more financial institutions as the lenders, including loan participations. The Fund may invest in repurchase agreements. From time to time, the Fund may purchase or sell securities on a when-issued or delayed delivery basis.
The Fund may also invest in other debt obligations issued or guaranteed by the US Government and government-related entities. Some of these debt securities are backed by the full faith and credit of the US Government, like obligations of the Government National Mortgage Association (GNMA or “Ginnie Mae”). Debt securities issued by other government entities, like obligations of the Federal National Mortgage Association (FNMA or “Fannie Mae”) and the Federal Home Loan Mortgage Corporation (FHLMC or “Freddie Mac”), are not backed by the full faith and credit of the US Government. However, these issuers have the ability to borrow limited amounts from the US Treasury to help meet their obligations. In contrast, the debt securities of other government-related issuers, like the Farm Credit System, depend entirely upon their own resources to repay their debt and are subject to the risk of default like private issuers.
Commercial paper is short-term debt obligations of banks, corporations, municipalities and other borrowers. The obligations are usually issued by financially strong businesses and often include a line of credit to protect purchasers of the obligations. Funding agreements are contracts issued by insurance companies that guarantee a return of principal, plus some amount of interest. An asset-backed security is a loan or note that pays interest based upon the cash flow of a pool of assets, such as mortgages, loans, credit card receivables, corporate receivables, and corporate and municipal securities. Certificates of deposit, time deposits, bankers' acceptances and bank notes are obligations issued by or through a bank. These instruments depend upon the strength of the borrowing bank to give investors comfort that the borrowing will be repaid when promised.

Municipal bonds and notes may be general obligation or revenue bonds. General obligation bonds or notes are secured by the issuer's pledge of its faith, credit and taxing power for the payment of principal and interest. Revenue bonds are payable from the revenues derived from a particular facility or class of facilities or from the proceeds of a special excise tax or other specific revenue source but not from the general taxing power. Municipal notes also include tax-exempt or municipal commercial paper, which is likely to be issued to meet seasonal working capital needs of a municipality or interim construction financing and to be paid from general revenues of the municipality or refinanced with long-term debt. In most cases, municipal commercial paper may be backed by letters of credit, lines of credit, lending agreements, note repurchase agreements or other credit facility agreements offered by banks or other institutions.
The Fund's investments also include variable rate demand obligations (VRDOs) and VRDOs in the form of participation interests (Participating VRDOs) in variable rate tax-exempt obligations held by financial institutions. The VRDOs in which the Fund may invest are tax-exempt obligations that contain a floating or variable interest rate adjustment formula and an unconditional right of demand on the part of the holder to receive payment of the unpaid principal plus accrued interest on a short notice period not exceeding seven days. Participating VRDOs provide the Fund with a specified undivided interest (up to 100%) of the underlying obligations and the right to demand payment of the unpaid principal plus accrued interest on the Participating VRDOs from the financial institution on a short notice period not exceeding seven days. There is a possibility, because of default or insolvency, that the demand features of certain VRDOs or Participating VRDOs may not be honored.
Master Notes and Debt Obligations in general, including those listed above and any others that the Fund may purchase, are basically written promises to repay a debt. Among the various types of debt securities the Fund may purchase, the terms of repayment may vary, as may the commitment of other parties to honor the obligations of the issuer of the security. The Fund may purchase securities that include demand features, which allow the Fund to demand repayment of a debt obligation before the obligation is due or “matures.” This means that longer-term securities can be purchased because of the subadviser’s expectation that the Fund will be able to demand repayment of the obligation at an agreed-upon price within a relatively short period of time.
Foreign securities and foreign markets involve additional risks. Foreign laws and accounting standards typically are not as strict as they are in the US. Foreign fixed income and currency markets may be less stable than US markets. Changes in the exchange rates of foreign currencies can affect the value of foreign assets. The Fund limits its investments in foreign securities to high quality, US dollar denominated obligations of foreign issuers, such as foreign banks and foreign governments.
The securities that the Fund may purchase may change over time as new types of high-quality, short-duration investments are developed.
Any of the high-quality, short-duration investments that the Fund may purchase may be accompanied by the right to resell the instrument prior to the instrument's maturity. In addition, the Fund may separately purchase rights to resell these instruments. These rights are referred to as “puts” and are acquired by the Fund to protect against a possible decline in the market value of the securities to which the puts relate in the event of interest rate fluctuations and, in the case of liquidity puts, to shorten the effective maturity of the security.
For more information, see “Investment Risks” below and “Description of the Funds, Their Investments and Risks” in the SAI. The SAI contains more information about the Fund.
Principal Risks
The following summarizes the principal risks of investing in the Funds. For additional information on the principal and non-principal risks of investing in the Funds, see “Investment Risks” in this Prospectus.
Short-Term Bond Fund
Although the Fund tries to invest wisely, all investments involve risk. Since the Fund invests primarily in debt obligations, there is the risk that the value of a particular obligation could go down. Debt obligations generally are subject to credit risk —the risk that the issuer or counterparty may be unable to make principal and interest payments when they are due; market risk —the risk that the securities could lose value (sometimes rapidly and unpredictably) because interest rates change or because securities markets are volatile, regardless of how well an individual issuer performs; and interest rate risk— the risk that the securities in which the Fund invests could lose value because of interest rate changes.
Certain types of debt obligations, such as mortgage-backed securities and asset-backed securities, are also subject to prepayment risk and extension risk. When interest rates fall, the issuers of debt obligations may prepay principal more quickly than expected and the Fund may be required to reinvest the proceeds at a lower interest rate. This is referred to as “prepayment risk.” When interest rates rise, debt obligations may be repaid more slowly than expected and the value of the Fund's holdings may fall sharply. This is referred to as “extension risk.”
Events in the financial markets have resulted in, and may continue to result in, an unusually high degree of volatility, both in foreign and US markets. This market volatility, in addition to reduced liquidity in credit and fixed-income markets, may adversely affect issuers worldwide. Furthermore, the impact of policy and legislative changes in the US and other countries may not be fully known for some time. This environment could make identifying investment risks and opportunities especially difficult for the subadviser.
The Fund’s investment in foreign securities involves additional risks. For example, foreign banks and companies generally are not subject to regulatory requirements comparable to those applicable to US banks and companies. In addition, political developments and changes in currency rates may adversely affect the value of foreign securities. In all cases, however, the Fund invests only in US dollar-denominated securities.
Certain of the Fund's investments are subject to liquidity risk -the risk that the Fund may invest to a greater degree in instruments that trade in lower volumes and may be less liquid than other investments or that the Fund may make investments that may become less liquid in response to market developments or adverse investor perceptions. When there is no willing buyer and investments cannot be readily sold at the desired time or price, the Fund may have to accept a lower price or may not be able to sell the instrument at all. An inability to sell a portfolio position can adversely affect the Fund's value or prevent the Fund from being able to take advantage of other investment opportunities.
Not all US Government securities are insured or guaranteed by the US Government; some are only insured or guaranteed by the issuing agency, which must rely on its own resources to repay the debt, and are subject to risk of default like private issuers.
The Fund is subject to a variety of laws and regulations which govern its operations. Similarly, the businesses and other issuers of the securities and other instruments in which the Fund invests are also subject to considerable regulation. These laws and regulations are subject to change. A change in laws and regulations may materially impact the Fund, a security, business, sector or market. For example, a change in laws or regulations made by the US Government or a regulatory body may impact the ability of the Fund to achieve its investment objective, or may impact the Fund's investment policies and/or strategies, or may reduce the attractiveness of an investment.
There is also risk involved in the investment strategies the subadviser may use. There is always the risk that investments will not perform as the subadviser thought they would. Like any mutual fund, an investment in the Fund could lose value, and you could lose money.
An investment in the Fund is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation (FDIC) or any other government agency. The Fund may experience periods of heavy withdrawals that could cause the Fund to liquidate its assets at inopportune times or at a loss or depressed value, particularly during periods of declining or illiquid markets. Withdrawal risk is greater to the extent that the Fund’s investors have shareholders with large shareholdings, short investment horizons, or unpredictable cash flow needs. In addition, withdrawal risk is heightened during periods of overall market turmoil. The withdrawal by one or more large investors of their holdings in the Fund could cause the remaining investors in the Fund to lose money. Further, if one decision maker has control of beneficial interests in the Fund owned by separate Fund investors, including clients or affiliates of the Fund’s investment manager, withdrawals by these investors may further increase the Fund’s withdrawal risk.

Ultra Short Bond Fund
Although the Fund tries to invest wisely, all investments involve risk. Since the Fund invests exclusively in debt obligations, there is the risk that the value of a particular obligation could go down. Debt obligations generally are subject to credit risk —the risk that the issuer or counterparty may be unable to make principal and interest payments when they are due; market risk —the risk that the securities could lose value (sometimes rapidly and unpredictably) because interest rates change or because securities markets are volatile, regardless of how well an individual issuer performs; and interest rate risk —the risk that the securities in which the Fund invests could lose value because of interest rate changes.
The Fund is not a money market fund, does not hold itself out as such, and is not subject to the strict rules that govern the quality, maturity, liquidity and other features of securities that money market funds may purchase. Under normal conditions, the Fund's investments may be more susceptible than a money market fund to interest rate risk, valuation risk, credit risk and other risks relevant to the Fund's investments. The Fund does not attempt to maintain a stable net asset value. Therefore, the Fund's net asset value per share will fluctuate.
Not all US Government securities are insured or guaranteed by the US Government; some are only insured or guaranteed by the issuing agency, which must rely on its own resources to repay the debt, and are subject to risk of default like private issuers.
The Fund invests in high-quality, short-duration investments. As a result, the amount of income received by the Fund will go up or down depending on day-to-day variations in short-term interest rates. Investing in high quality, short-term instruments may result in a lower yield (the income on an investor’s investment) than investing in lower quality or longer-term instruments. When interest rates are very low, the Fund’s expenses could absorb all or a significant portion of the Fund’s income. If interest rates increase, the Fund’s yield may not increase proportionately. For example, the Fund’s manager may discontinue any temporary voluntary fee waiver.
The Fund is subject to a variety of laws and regulations which govern its operations. Similarly, the businesses and other issuers of the securities and other instruments in which the Fund invests are also subject to considerable regulation. These laws and regulations are subject to change. A change in laws and regulations may materially impact the Fund, a security, business, sector or market. For example, a change in laws or regulations made by the US Government or a regulatory body may impact the ability of the Fund to achieve its investment objective, or may impact the Fund's investment policies and/or strategies, or may reduce the attractiveness of an investment.
The Fund's investment in foreign securities involves additional risks. For example, foreign banks and companies generally are not subject to regulatory requirements comparable to those applicable to US banks and companies. In addition, political developments and changes in currency rates may adversely affect the value of foreign securities. In all cases, however, the Fund invests only in US dollar-denominated securities.
An investment in the Fund is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation (FDIC) or any other government agency. The Fund may experience periods of heavy withdrawals that could cause the Fund to liquidate its assets at inopportune times or at a loss or depressed value, particularly during periods of declining or illiquid markets. Withdrawal risk is greater to the extent that the Fund’s investors have shareholders with large shareholdings, short investment horizons, or unpredictable cash flow needs. In addition, withdrawal risk is heightened during periods of overall market turmoil. The withdrawal by one or more large investors of their holdings in the Fund could cause the remaining investors in the Fund to lose money. Further, if one decision maker has control of beneficial interests in the Fund owned by separate Fund investors, including clients or affiliates of the Fund’s investment manager, withdrawals by these investors may further increase the Fund’s withdrawal risk.
OTHER INVESTMENTS AND STRATEGIES
The Funds may also use the following investments and strategies to try to increase the Funds' returns or protect their assets if market conditions warrant.

Repurchase Agreements Each Fund may use repurchase agreements, where a party agrees to sell a security to a Fund and then repurchase it at an agreed-upon price at a stated time. This creates a fixed return for a Fund. A Fund will only enter into these repurchase agreements with parties whom the subadviser believes can honor their obligations in the transactions. The Ultra Short Bond Fund uses repurchase agreements as a principal investment strategy.
Reverse Repurchase Agreements Each Fund may use reverse repurchase agreements, where a Fund borrows money on a temporary basis by selling a security with an obligation to repurchase it at an agreed-upon price at a stated time.
When-Issued and Delayed Delivery Securities Each Fund may also purchase money market or other obligations on a “when-issued” or “delayed delivery” basis. When a Fund makes this type of purchase, the price and interest rates are fixed at the time of purchase, but delivery and payment for the obligations take place at a later time. A Fund does not earn interest income until the date the obligations are delivered.
Floating and Variable Rate Securities Each Fund may purchase floating rate and variable rate securities. These securities pay interest at rates that change periodically to reflect changes in market interest rates. Because these securities adjust the interest they pay, they may be beneficial when interest rates are rising because of the additional return a Fund will receive, and they may be detrimental when interest rates are falling because of the reduction in interest payments to a Fund. The Ultra Short Bond Fund purchases floating and variable rate securities as a principal investment strategy.
Additional Strategies Each Fund also follows certain policies when it borrows money (a Fund may borrow up to 33 1⁄3% of the value of its total assets and may pledge up to 33 1⁄3% of its total assets to secure these borrowings); lends its securities to others (each Fund may lend up to 33 1⁄3% of its total assets, including collateral received in the transaction); and holds illiquid securities (Ultra Short Bond Fund may hold up to 5% of its total assets in securities, including certain restricted securities, which do not have a readily available market, repurchase agreements with maturities longer than seven days and VRDOs or Participating VRDOs with notice periods for demand of unpaid principal and accrued interest exceeding seven days; the Short-Term Bond Fund may hold up to 15% of its net assets in such illiquid securities). Each Fund is subject to certain investment restrictions that are fundamental policies, which means that they cannot be changed without shareholder approval. For more information about these restrictions, see the SAI.
Derivative Strategies: Short-Term Bond Fund. The subadviser may use a number of alternative investment strategies—including derivatives —to try to improve the Fund's returns and to protect its assets, although the subadviser cannot guarantee these strategies will work, that the instruments necessary to implement these strategies will be available or that the Fund will not lose money. A derivative contract will obligate or entitle the Fund to deliver or receive an asset or cash payment based on the change in value of one or more investments, indexes or currencies. Derivatives—such as futures, interest rate futures contracts, options, options on futures, indexed and inverse floating rate securities, forward exchange transactions and various types of swaps—involve costs and can be volatile. The subadviser may use derivatives to try to reduce risk or to increase return consistent with the Fund's overall investment objective. The subadviser will consider other factors (such as cost) in deciding whether to employ any particular strategy or use any particular instrument. Any derivatives that the Fund may use may not match or offset the Fund’s underlying holdings. For more information about these strategies, see the SAI, “Description of the Funds, Their Investments and Risks.”
INVESTMENT RISKS
As noted previously, all investments involve risk, and investing in the Funds is no exception. The charts below outline the key risks and potential rewards of the principal strategies and certain other non-principal strategies each Fund may follow. For further information see “Description of the Funds, Their Investments and Risks” in the SAI.
The following table sets forth, for each Fund, the amount of Fund assets expected to be invested in each of the investment types discussed below.
Investment Type	Funds	% of Total Fund Assets
High-quality money market obligations of all types	Ultra Short Bond Fund and Short-Term Bond Fund	Up to 100%

Investment Type	Funds	% of Total Fund Assets
High-quality short-duration investments	Ultra Short Bond Fund and Short-Term Bond Fund	Up to 100%
Medium-quality debt obligations	Short-Term Bond Fund	Up to 100%
Foreign Securities	Ultra Short Bond Fund and Short-Term Bond Fund	Up to 100%
Derivatives	Short-Term Bond Fund	Up to 25% of net assets
Mortgage-related Securities	Ultra Short Bond Fund and Short-Term Bond Fund	Up to 100%
Asset-backed Securities	Ultra Short Bond Fund and Short-Term Bond Fund	Up to 100%
Illiquid Securities	Short-Term Bond Fund	Up to 15% of net assets
	Ultra Short Bond Fund	Up to 5% of total assets
US Government Securities	Ultra Short Bond Fund and Short-Term Bond Fund	Up to 100%

High-Quality Money Market Obligations/High-Quality Short-Duration Investments
Risks	Potential Rewards
■ Credit risk—the risk that the borrower cannot pay back the money borrowed or make interest payments (relatively low for US Government securities).
■ Market risk—the risk that the obligations will lose value in the market, sometimes rapidly or unpredictably, because interest rates rise or there is a lack of confidence in the borrower, or in an industry.
■ Geographic concentration risk—the risk that bonds may lose value because of political, economic or other events in the geographic region where the Fund’s investments are focused.
■ Prepayment risk—the risk that the underlying obligations may be prepaid, partially or completely, generally during times of falling interest rates, which could adversely affect yield and could require the Fund to reinvest in lower yielding obligations.
■ Interest rate risk—the risk that the value of most bonds will fall when interest rates rise: the longer a bond's maturity, the more its value typically falls. The Fund may face a heightened level of interest rate risk since the US Federal Reserve Board has ended its quantitative easing program and may continue to raise rates. The Fund may lose money if short-term or long-term interest rates rise sharply or in a manner not anticipated by the subadviser. Interest rate risk can lead to price volatility.	■ A source of regular interest income. ■ Generally more secure than lower-quality debt securities.

Medium-Quality Debt Obligations
Risks	Potential Rewards
■ Credit risk—the risk that the borrower or counterparty cannot repay the money borrowed or make interest payments (lower for insured and higher rated bonds). The lower a bond’s quality, the higher its potential volatility.
■ Market risk—the risk that bonds will lose value in the market, sometimes rapidly or unpredictably, because interest rates rise or there is a lack of confidence in the borrower or counterparty or the bond’s insurer.
■ Illiquidity risk—the risk that bonds may be difficult to value precisely and sell at the time or price desired.
■ Geographic concentration risk—the risk that bonds may lose value because of political, economic or other events in the geographic region where the Fund’s investments are focused.
■ Prepayment risk—the risk that the underlying bonds	■ If interest rates decline, long term yields should be higher than money market yields.
■ Bonds have generally outperformed money market instruments over the long term.
■ Most bonds rise in value when interest rates fall.

Medium-Quality Debt Obligations
Risks	Potential Rewards
may be prepaid, partially or completely, generally during periods of falling interest rates, which could adversely affect yield to maturity and could require the Fund to reinvest in lower yielding instruments.
■ Extension risk—the risk that rising interest rates may cause the underlying bonds to be paid off more slowly by the debtor, causing the value of the securities to fall.
■ Interest rate risk—the risk that the value of most bonds will fall when interest rates rise: the longer a bond’s maturity, the more its value typically falls. The Fund may face a heightened level of interest rate risk since the US Federal Reserve Board has ended its quantitative easing program and may continue to raise rates. The Fund may lose money if short-term or long-term interest rates rise sharply or in a manner not anticipated by the subadviser. Price volatility may result.

Foreign Securities
Risks	Potential Rewards
■ Foreign markets, economies and political systems, particularly those in developing countries, may not be as stable as those in the US.
■ Currency risk—the risk that adverse changes in the values of foreign currencies can cause losses (non-US dollar denominated securities).
■ May be less liquid than US stocks and bonds.
■ Differences in foreign laws, accounting standards, public information, custody and settlement practices may result in less reliable information on foreign investments and involve more risks.
■ Investments in emerging market securities are subject to greater volatility and price declines.	■ Investors may participate in the growth of foreign markets through the Fund's investments in issuers operating in those markets.
■ The Fund may profit from a favorable change in the value of foreign currencies (non-US dollar denominated securities).

Derivatives
Risks	Potential Rewards
■ The value of derivatives (such as forwards, futures, swaps and options) that are used to hedge a portfolio security is generally determined independently from the value of that security and could result in a loss to the Fund if the price movement of the derivative does not correlate with a change in the value of the portfolio security.
■ Derivatives may not have the intended effects and may result in losses or missed opportunities.
■ The counterparty to a derivatives contract could default.
■ Derivatives can increase share price volatility and those that involve leverage could magnify losses.
■ Certain types of derivatives involve costs to the Fund that can reduce returns.
■ Derivatives may be difficult to value precisely or sell at the time or price desired.
■ The US Government and foreign governments are in the process of adopting and implementing regulations governing derivatives markets, including mandatory clearing of certain derivatives, margin and reporting requirements. The ultimate impact of the regulations remains unclear. Additional regulation of derivatives may	■ Derivatives could make money and protect against losses if the investment analysis proves correct.
■ Derivatives used for return enhancement purposes involve a type of leverage and could generate substantial gains at low cost.
■ One way to manage the Fund's risk/return balance is by locking in the value of an investment ahead of time.
■ Hedges that correlate well with an underlying position can reduce or eliminate the volatility of investment income or capital gains at low cost.

Derivatives
Risks	Potential Rewards
make derivatives more costly, limit their availability or utility, or otherwise adversely affect their performance or disrupt markets.

Asset-Backed Securities
Risks:	Potential Rewards:
■ Credit risk—the risk that the underlying receivables will not be paid by debtors or by credit insurers or guarantors of such instruments. Some asset-backed securities are unsecured or secured by lower-rated insurers or guarantors and thus may involve greater risk.
■ Prepayment risk—the risk that the underlying debt instruments may be prepaid, partially or completely, generally during periods of falling interest rates, which could adversely affect yield to maturity and could require the Fund to reinvest in lower yielding debt instruments.
■ Extension risk—the risk that rising interest rates may cause the underlying debt instruments to be paid off more slowly by the debtor, causing the value of the securities to fall.
■ Market risk—the risk that bonds will lose value in the market, sometimes rapidly or unpredictably, because interest rates rise or there is a lack of confidence in the borrower or the bond’s insurer. Market risk may affect an industry, a sector or the market as a whole.
■ Interest rate risk—the risk that the value of most bonds will fall when interest rates rise. The longer a bond's maturity, the more its value typically falls. The Fund may face a heightened level of interest rate risk since the US Federal Reserve Board has ended its quantitative easing program and may continue to raise rates. The Fund may lose money if short-term or long-term interest rates rise sharply or in a manner not anticipated by the subadviser.  Price volatility may result.
■ Illiquidity risk—the risk that securities may be difficult to value precisely and to sell at the time or price desired.	■ A potential source of regular interest income.
■ Prepayment risk is generally lower than with mortgage related securities.
■ Pass-through instruments may provide greater diversification than direct ownership of loans.
■ May offer higher yields due to their structure than other instruments.

Mortgage-Related Securities
Risks	Potential Rewards
■ Prepayment risk—the risk that the underlying mortgages may be prepaid, partially or completely, generally during periods of falling interest rates, which could adversely affect yield to maturity and could require the Fund to reinvest in lower yielding securities.
■ Extension risk—the risk that rising interest rates may cause the underlying mortgages to be paid off more slowly by the borrower, causing the value of the securities to fall.
■ Credit risk—the risk that the underlying mortgages will not be paid by debtors or by credit insurers or guarantors of such instruments. Some private mortgage securities are unsecured or secured by lower-rated insurers or guarantors and thus may involve greater risk.
■ Market risk—the risk that bonds will lose value in the market, sometimes rapidly or unpredictably, because interest rates rise or there is a lack of confidence in the borrower or the bond's insurer. Market risk may affect an industry, a sector or the market as a whole.	■ A source of regular interest income.
■ The US Government guarantees interest and principal payments on certain securities.
■ May benefit from security interest in real estate collateral.
■ Pass-through instruments provide greater diversification than direct ownership of loans.

Mortgage-Related Securities
Risks	Potential Rewards
■ Interest rate risk—the risk that the value of most bonds will fall when interest rates rise. The longer a bond's maturity, the more its value typically falls. The Fund may face a heightened level of interest rate risk since the US Federal Reserve Board has ended its quantitative easing program and may continue to raise rates. The Fund may lose money if short-term or long-term interest rates rise sharply or in a manner not anticipated by the subadviser.  Price volatility may result.
■ Illiquidity risk—the risk that securities may be difficult to value precisely and to sell at the time or price desired.

Illiquid Securities
Risks	Potential Rewards
■ May be difficult to value precisely. ■ May be difficult to sell at the time or price desired.	■ May offer a more attractive yield or potential for growth than more widely traded securities.

US Government and Agency Securities
Risks	Potential Rewards
■ Not all US Government securities are insured or guaranteed by the US Government. Some are only insured or guaranteed by the issuing agency, which must rely on its own resources to repay the debt.
■ Limits potential for capital appreciation.
■ Credit risk—the risk that the borrower cannot pay back the money borrowed or make interest payments (relatively low for US Government securities).
■ Market risk—the risk that the market value of an investment may move up or down, sometimes rapidly or unpredictably, because interest rates rise or there is a lack of confidence in the borrower. Market risk may affect an industry, a sector or the market as a whole.
■ Interest rate risk—the risk that the value of most debt obligations will fall when interest rates rise. The longer a bond's maturity, the more its value typically falls. The Fund may face a heightened level of interest rate risk since the US Federal Reserve Board has ended its quantitative easing program and may continue to raise rates. The Fund may lose money if short-term or long-term interest rates rise sharply or in a manner not anticipated by the subadviser. Price volatility may follow.
■ Inflation-indexed bonds, such as Treasury Inflation-Protected Securities (“TIPS”), may experience greater losses than other fixed income securities with similar durations.
■ Investments in inflation-indexed bonds are more likely to cause fluctuations in the Fund’s income distributions.	■ May preserve the Fund's assets.
■ May provide a source of regular interest income.
■ Generally more secure than lower quality debt securities and generally more secure than equity securities.
■ Principal and interest may be guaranteed by the US Government.
■ If interest rates decline, long-term yields should be higher than money market yields.
■ Bonds have generally outperformed money market instruments over the long term.
■ Most bonds rise in value when interest rates fall.

When-Issued and Delayed Delivery Securities
Risks	Potential Rewards
■ Value of securities may decrease before delivery occurs.
■ Counterparty may become insolvent prior to delivery.
■ If the security is not issued, or the counterparty fails to meet its obligation, the Fund loses the investment opportunity for the assets it has set aside to pay for the security and any gain in the security's price.	■ May enhance investment gains.

Variable/Floating Rate Bonds
Risks	Potential Rewards
■ The Fund's share price, yield and total return may fluctuate in response to bond market movements.
■ Credit risk—the risk that the borrower cannot pay back the money borrowed or make interest payments (lower risk for higher rated bonds). The greater a bond's credit risk, the higher its potential volatility.
■ Market risk—the risk that bonds will lose value in the market, sometimes rapidly or unpredictably, because interest rates rise or there is a lack of confidence in the borrower.
■ Interest rate risk—the risk that the value of most bonds will fall when interest rates rise. The longer a bond's maturity and the lower the credit quality, the more its value typically falls. The Fund may face a heightened level of interest rate risk since the US Federal Reserve Board has ended its quantitative easing program and may continue to raise rates. The Fund may lose money if short-term or long-term interest rates rise sharply or in a manner not anticipated by the subadviser. Price volatility may result.	■ May offer protection against interest rate increases.

Repurchase Agreements
Risks	Potential Rewards
■ The counterparty to the repurchase agreement may fail to repurchase the securities in a timely manner or at all.	■ Creates a fixed rate of return for the Fund.

Reverse Repurchase Agreements and Dollar Rolls
Risks	Potential Rewards
■ Risk that the counterparty may fail to return securities in a timely manner or at all.
■ May magnify underlying investment losses.
■ Investment costs may exceed potential underlying investment gains.
■ Leverage risk—the risk that the market value of the securities purchased with proceeds of the sale declines below the price of the securities the Fund must repurchase.	■ May magnify underlying investment gains.

HOW THE FUNDS ARE MANAGED
BOARD OF Trustees
The Funds are overseen by a Board of Trustees (hereafter referred to as Trustees, or the Board). The Board oversees the actions of the Manager, subadviser and distributor and decides on general policies. The Board also oversees the Funds' officers, who conduct and supervise the daily business operations of the Funds.
MANAGER
PGIM Investments LLC (PGIM Investments)
655 Broad Street
Newark, NJ 07102-4410
Under a management agreement with PIP 2 on behalf of the Funds, PGIM Investments manages the Funds' investment operations and administers its business affairs and is responsible for supervising the Funds' subadviser.
PGIM Investments and its predecessors have served as a manager or administrator to investment companies since 1987. As of February 28, 2018, PGIM Investments, a wholly-owned subsidiary of Prudential, served as the investment manager to all of the Prudential US and offshore open-end investment companies, and as the manager or administrator to closed-end investment companies, with aggregate assets of approximately $278.8 billion.
Subject to the supervision of the Board, PGIM Investments is responsible for conducting the initial review of prospective subadvisers for the Funds. In evaluating a prospective subadviser, PGIM Investments considers many factors, including the firm's experience, investment philosophy and historical performance. Subject to the Board’s oversight, PGIM Investments is also responsible for monitoring the performance of the Funds' subadviser and recommending termination and replacement. PGIM Investments may provide a subadviser with additional investment guidelines consistent with the Fund's investment objective and restrictions.
PGIM Investments and the Funds operate under an exemptive order (the Order) from the SEC that generally permits PGIM Investments to enter into or amend agreements with unaffiliated subadvisers and certain subadvisers that are affiliates of PGIM Investments without obtaining shareholder approval. This authority is subject to certain conditions, including the requirement that the Board must approve any new or amended agreements with an investment subadviser. Shareholders of the Funds still have the right to terminate these agreements at any time by a vote of the majority of the outstanding shares of the Funds. The Funds will notify shareholders of any new subadvisers engaged or material amendments to subadvisory agreements made pursuant to the Order. Any new subadvisory agreement or amendment to the Funds' management agreement or current subadvisory agreement that directly or indirectly results in an increase in the aggregate management fee rate payable by the Funds will be submitted to the Funds' shareholders for their approval. PGIM Investments does not currently intend to retain unaffiliated subadvisers.
A discussion of the basis for the Board's approvals of the management and subadvisory agreements will be available in the Funds' semi-annual report to shareholders, which is available at the end of September of each year.
INVESTMENT SUBADVISER
PGIM, Inc. is an indirect, wholly-owned subsidiary of Prudential Financial, Inc. (Prudential Financial) that was organized in 1984. Its address is 655 Broad Street, Newark, New Jersey 07102. As of March 31, 2018, PGIM managed approximately $1.16 trillion in assets.
PGIM Fixed Income is the primary public fixed-income asset management unit of PGIM, with $717 billion in assets under management as of March 31, 2018, and is the unit of PGIM that provides investment advisory services to the Fund.
PGIM Fixed Income is organized into groups specializing in different sectors of the fixed-income market: US and non-US government bonds, mortgages and asset-backed securities, US and non-US investment grade corporate bonds, high-yield bonds, emerging markets bonds, municipal bonds, and money market securities.

PORTFOLIO MANAGERS
Joseph D'Angelo and Douglas G. Smith are primarily responsible for management of the Short-Term Bond Fund. Mr. D’Angelo and Robert T. Browne are primarily responsible for the management of the Ultra Short Bond Fund.
Joseph D'Angelo is a Managing Director and the Head of PGIM Fixed Income’s Money Markets Team, overseeing portfolio management of all taxable money markets portfolios. Mr. D’Angelo joined Prudential Financial in 1988, working first in the Management Accounting Group and then the Treasurer's Group. He moved to the Securities Lending Group in 1994 and assumed investment management responsibilities in 1998. Mr. D’Angelo received a BA in Economics from Swarthmore College and an MBA in Finance from New York University.
Robert T. Browne is a Vice President and a money markets portfolio manager for PGIM Fixed Income's Money Markets Team, responsible for taxable money markets portfolios. Prior to assuming his current position in 1995, Mr. Browne spent two years analyzing and trading currency and global bonds as well as handling operations, marketing, compliance and business planning functions. Mr. Browne joined the Firm in 1989. He received a BA in Economics with an emphasis in Accounting from Ursinus College.
Douglas G. Smith is a Vice President and a money markets portfolio manager for PGIM Fixed Income's Money Markets Team. He has been responsible for investing the short-term cash of the Firm and its subsidiaries, including the reinvestment of securities lending proceeds, since 1991. Mr. Smith joined the Firm in 1984, working within the Firm’s Portfolio Management Group (1988-1991) and the Comptrollers Group (1984-1988). He received a BA in Economics from Bucknell University and an MBA from Rutgers University.
Additional information about portfolio manager compensation, other accounts managed, and portfolio manager ownership of Fund securities may be found in the SAI.
DISTRIBUTOR
Prudential Investment Management Services LLC (PIMS or the Distributor) distributes the Fund's shares under a Distribution Agreement with the Funds. PIMS does not receive any compensation from the Funds for distributing its shares.
DISCLOSURE OF PORTFOLIO HOLDINGS
The Funds' policies and procedures with respect to the disclosure of portfolio securities are described in the SAI.

FUND DISTRIBUTIONS AND TAX ISSUES
DISTRIBUTIONS
Investors who buy shares of a Fund should be aware of some important tax issues. For example, the Fund distributes dividends and capital gains, if any, to shareholders. These distributions may be subject to taxes.
The Fund distributes dividends of any net investment income to shareholders every month. The dividends received from a Fund will be taxed as ordinary income for US federal income tax purposes, whether or not they are reinvested in the Fund. Any realized net long-term capital gains, if any, will be paid to shareholders (typically once a year). Capital gains are generated when a Fund sells assets for a profit. Distributions of dividends and capital gains are automatically reinvested in the Fund.
TAX ISSUES
Investors who buy Fund shares should be aware of some important tax issues. For example, the Fund distributes dividends of net investment income and realized net capital gains, if any, to shareholders. Fund distributions and gain from the sale of Fund shares are subject to federal income taxes, unless you hold your shares in a 401(k) plan, an Individual Retirement Account (IRA) or some other qualified or tax-deferred plan or account. Dividends and distributions from the Fund also may be subject to state and local income tax in the state where you live.
The following briefly discusses some of the important income tax issues you should be aware of, but is not meant to be tax advice. For tax advice, please speak with your tax adviser.
Fund Distributions
Fund distributions of net capital gains are taxed differently depending on how long the Fund holds the security. If the Fund holds a security for more than one year before selling it, any gain is treated as long-term capital gain which is generally taxed at rates of up to 15% or 20% for non-corporate US shareholders, depending on whether their incomes exceed certain threshold amounts, which are adjusted annually for inflation. If the Fund holds the security for one year or less, any gain is treated as short-term capital gain, which is taxed at rates applicable to ordinary income, subject to a maximum tax rate of 37%. Different rates apply to corporate shareholders.
Dividends from net investment income paid to a non-corporate US shareholder that are reported as qualified dividend income will generally be taxable to such shareholder at the long-term capital gain tax rate. Dividends of net investment income that are not reported as qualified dividend income will be taxable to shareholders at ordinary income rates. Also, a portion of the dividends paid to corporate shareholders of the Fund will be eligible for the dividends received deduction to the extent the Fund’s income is derived from certain dividends received from US corporations.
A US shareholder that is an individual, estate or certain type of trust is subject to a 3.8% Medicare contribution tax on the lesser of (1) the US shareholder’s “net investment income,” including Fund distributions and net gains from the disposition of Fund shares, and (2) the excess of the US shareholder’s modified adjusted gross income for the taxable year over $200,000 (or $250,000 for married couples filing jointly). For this purpose, net investment income includes interest, dividends, annuities, royalties, capital gain and income from a passive activity business or a business of trading in financial instruments or commodities.
Fund distributions are generally taxable in the year they are received, except when the Fund declares certain dividends in October, November or December of a calendar year, but actually pays them in January of the following year. In such cases, the dividends are treated as if they were paid on December 31st of the prior year.

HOW TO BUY AND SELL FUND SHARES
HOW TO BUY SHARES
Shares of the Funds are available for purchase only by investment companies managed by PGIM Investments and certain investment advisory clients of the investment subadviser, in accordance with applicable provisions of the 1940 Act, and the rules and regulations of the Commission under the 1940 Act. Purchasers of shares of the Funds must be eligible to rely on an Order issued by the Commission that permits their investment in the Funds. The purchase of shares of the Funds is subject to the terms and conditions set forth in the Order. For an explanation of the procedures for pricing the Funds' shares, see “Net Asset Value” below and in the SAI.
The net asset value (NAV) of Fund shares is determined once each business day at 4:15 p.m., Eastern time, on days that the New York Stock Exchange (NYSE) is open for trading, or in the event that the NYSE is closed, when the US Government bond market and US Federal Reserve Banks are open. On days when the NYSE is open, your purchase order must be received by the Fund’s transfer agent, Prudential Mutual Fund Services LLC (PMFS or the Transfer Agent), by 4:15 p.m., Eastern time, in order to receive the NAV on that day. On days when the NYSE is closed, but the US Government bond market and US Federal Reserve Banks are open, your purchase order must be received by PMFS by no later than 15 minutes after the earlier of the time the US Government bond market (as recommended by the Securities Industry and Financial Markets Association (SIFMA)) or the US Federal Reserve Banks close in order to receive the NAV on that day.
If your purchase order for Fund shares is received by PMFS before 4:15 p.m., Eastern time, on a business day and federal funds are received by The Bank of New York Mellon (the Custodian) by wire transfer on the same business day, your purchase order becomes effective as of 4:15 p.m., Eastern time, and the shares you purchase are entitled to dividend income earned on that day. In order to make investments that will generate income immediately, a Fund must have federal funds available to it. Therefore, you are urged to wire funds to the Custodian via the Federal Reserve Wire System as early in the day as possible.
For an explanation of the procedures for pricing the Fund’s shares, see “NAV” below and “Net Asset Value” in the SAI.
HOW TO SELL YOUR SHARES
When a shareholder sells shares of a Fund—also known as redeeming shares—the price the shareholder will receive will be the NAV next determined after PMFS receives the order to sell. PMFS must receive an order to sell by 4:15 p.m., Eastern time, on a business day to process the sale on that day. On days when the NYSE is open, your redemption request must be received by PMFS by 4:15 p.m., Eastern time, in order to receive the NAV on that day. On days when the NYSE is closed, but the US Government bond market and US Federal Reserve Banks are open, your redemption request must be received by PMFS by no later than 15 minutes after the earlier of the time the US Government bond market (as recommended by SIFMA) or the US Federal Reserve Banks close in order to receive the NAV on that day. Generally, the Fund will pay for the shares that are sold within seven days after the Transfer Agent receives the sell order.
NAV
The NAV of Fund shares is determined once each business day at 4:15 p.m., Eastern time, on days that the New York Stock Exchange (NYSE) is open for trading, or in the event that the NYSE is closed, when the US Government bond market and US Federal Reserve Banks are open. The NYSE is closed on most national holidays (but not Columbus Day or Veterans Day) and Good Friday. A Fund will not treat an intraday unscheduled disruption in NYSE trading as a closure of the NYSE and will price its shares as of 4:15 p.m., if the particular disruption directly affects only the NYSE.
Dividend income will be determined and declared immediately after the NAV for the day is determined.

A Fund's portfolio securities are valued based upon market quotations or, if market quotations are not readily available, at fair value as determined in good faith under procedures established by the Board. These procedures include pricing methodologies for determining the fair value of certain types of securities and other assets held by a Fund that do not have quoted market prices, and authorize the use of other pricing sources, such as bid prices supplied by a principal market maker and evaluated prices supplied by pricing vendors that employ analytic methodologies that take into account the prices of similar securities and other market factors.
If a Fund determines that a market quotation for a security is not reliable based on, among other things, events or market conditions that occur with respect to one or more securities held by a Fund or the market as a whole, after the quotation is derived or after the closing of the primary market on which the security is traded, but before the time that a Fund's NAV is determined, a Fund may use “fair value pricing,” which is implemented by a valuation committee (Valuation Committee) consisting of representatives of the Manager or by the Board. The subadviser often provides relevant information for the Valuation Committee meeting. In addition, a Fund may use fair value pricing determined by the Valuation Committee or Board if the pricing source does not provide an evaluated price for a security or provides an evaluated price that, in the judgment of the Manager (which may be based upon a recommendation from the subadviser), does not represent fair value. Non-US securities markets are open for trading on weekends and other days when a Fund does not price shares. Therefore, the value of a Fund’s shares may change on days when you will not be able to purchase or redeem a Fund’s shares.
Different valuation methods may result in differing values for the same security. The fair value of a portfolio security that the Fund uses to determine its NAV may differ from the security's quoted or published price. If the Fund needs to implement fair value pricing after the NAV publishing deadline but before shares of the Fund are processed, the NAV you receive or pay may differ from the published NAV price.
Fair value pricing procedures are designed to result in prices for the Fund's securities and its NAV that are reasonable in light of the circumstances which make or have made market quotations unavailable or unreliable, and may have the effect of reducing arbitrage opportunities available to short-term traders. There is no assurance, however, that fair value pricing will more accurately reflect the market value of a security than the market price of such security on that day or that it will prevent dilution of the Fund's NAV by short-term traders.
How the Fund Pays for Shares You Have Sold
Under normal market conditions, the Fund expects to pay for shares that you have sold primarily by using cash or cash equivalents in its portfolio or selling portfolio assets to generate cash.  Supplementally, the Fund may also raise cash to pay for sold shares by short-term borrowing in the form of overdrafts permitted by the Fund’s custodian bank and/or by short-term borrowing from a group of banks through an unsecured credit facility, which is intended to provide the Fund with a temporary additional source of liquidity.  In certain circumstances the Fund reserves the right to pay for sold shares by giving you securities from the Fund’s portfolio.  If you receive securities, you would incur transaction costs in converting the securities to cash, and you may receive less for the securities than the price at which they were valued for redemption purposes.
During stressed market conditions, it may be impractical or impossible to raise sufficient cash to pay for sold shares through the primary methods described above. In these circumstances, the Fund would be more likely to rely more heavily on the credit facility as a source of liquidity, as described above.
FREQUENT PURCHASES AND REDEMPTIONS OF FUND SHARES
Since the Funds are generally not designed for long-term investing, and frequent purchases and redemptions of a Fund's shares generally do not present risks to other shareholders of the Funds, the Board has determined that, at the present time, the Funds need not adopt policies and procedures to prevent against frequent purchases and redemptions.

Anti-Money Laundering
In accordance with federal law, the Funds have adopted policies designed to deter money laundering. Under the policies, the Funds will not knowingly engage in financial transactions that involve proceeds from unlawful activity or support terrorist activities, and shall file government reports, including those concerning suspicious activities, as required by applicable law. The Funds will seek to confirm the identity of potential shareholders to include both individuals and entities through documentary and non-documentary methods. Non-documentary methods may include verification of name, address, date of birth and tax identification number with selected credit bureaus. The Funds have also appointed an Anti-Money Laundering Compliance Officer to oversee the Funds' anti-money laundering policies.

This page intentionally left blank

This page intentionally left blank

For More Information
Please read this Prospectus before you invest in the Fund and keep it for future reference.
For information or shareholder questions contact:
■ MAIL Prudential Mutual Fund Services LLC PO Box 9658 Providence, RI 02940 ■ WEBSITE www.pgiminvestments.com	■ TELEPHONE (800) 225-1852 (973) 367-3529 (from outside the U.S.)
You can also obtain copies of Fund documents from the Securities and Exchange Commission as follows (the SEC charges a fee to copy documents):
■ MAIL Securities and Exchange Commission Public Reference Section 100 F Street, N.E. Washington, DC 20549-1520 ■ ELECTRONIC REQUEST publicinfo@sec.gov	■ IN PERSON Public Reference Room located at 100 F Street, N.E. in Washington, DC For hours of operation, call (202) 551-8090 ■ VIA THE INTERNET on the EDGAR Database at www.sec.gov